Exhibit 99.5

 GYRODYNE COMPANY OF AMERICA, INC.

FORM OF NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“ Common Stock ”) of Gyrodyne Company of America, Inc. (“Gyrodyne”) pursuant to the Rights Offering described and provided for in the Gyrodyne prospectus dated May 12, 2015 (the “ Prospectus ”), hereby certifies to Gyrodyne and Computershare Trust Company, N.A., as subscription agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription privilege and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner's basic subscription privilege has been exercised in full:

	Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Privilege	Number of Shares Subscribed For Pursuant to Over-Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.

[PARTICIPANT]

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